EXHIBIT 11

                      COMPUTATION OF EARNINGS PER SHARE

               SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1994      1995       1996
                                                   -------- -------    --------
Weighted-average number of common shares ...       29,000    32,198       34,748
Dilutive effect of outstanding stock options           --         7          170
Dilutive effect of conversion of preferred
shares .....................................           --        --        2,463
                                                  -------   -------   ----------
Weighted-average number of common and common
equivalent shares outstanding ..............       29,000    32,205       37,381
                                                  =======   =======   ==========

Net income (loss) before extraordinary item       $(2,740)  $ 4,988   $    1,131
                                                  =======   =======   ==========

Net income (loss) per common and common
equivalent share before extraordinary item .      $ (0.09)  $  0.15   $     0.03
                                                  =======   =======   ==========

Net income (loss) ..........................      $(2,740)  $    76   $    1,131
                                                  =======   =======   ==========

Net income (loss) per common and common
equivalent share ...........................      $ (0.09)  $    --   $     0.03
                                                  =======   =======   ==========